
LIVE OAK BANK

Live Oak Bank

Loan Commitment Letter 2019

October 23, 2019

Premier Funeral Management Services, LLC
365 5th Ave S., Suite 201
Naples, FL 34102-6575

Dear Dennis Smith,

Live Oak Banking Company dba Live Oak Bank ("LOB" and the "Bank") is pleased to commit to provide Premier Funeral Management Services, LLC (collectively, "Borrower"), a credit facility in the principal amount of Seven Million Ninety Eight Thousand Seven Hundred Fifty dollars ($7,098,750)("Commitment"). The following described credit facility is subject to all the terms and conditions contained herein, provided there has been no material adverse change in Borrower's financial condition as determined by the Bank.

Live Oak Bank is willing to pay $20,000 towards the closing cost related to this loan if the loan closing occurs prior to December 16th, 2019.

Loan Structure:	Premier Funeral Management Services, LLC (PFMS) (OC – Co-Borrower), Premier Funeral Management Services III, LLC (PFMS III) (OC – Co-Borrower), Premier Funeral Management Group, LLC (PFMG) (OC – Co-Borrower), Premier Funeral Management Group II, LLC (PFMG II) (OC – Co-Borrower), Premier Funeral Management Group V, LLC (PFMG V) (OC – Co-Borrower), Premier Funeral Management Group VI, LLC (PFMG VI) (OC – Co-Borrower), and Premier Funeral Management Group VII, LLC (PFMG VII) (OC – Co-Borrower).
Loan Amount:	$7,098,750 Bank Conventional Note
Purpose:	To refinance debt originally used for business acquisitions as well as funds to purchase CRE associated with 4 locations.
Interest Rate:	Wall Street Journal Prime Rate (currently 5.00%) plus 0.75%, fixed adjusting every 5 years at the same index for the life of the loan. Interest will be calculated on a 360-day base year. If the loan were to close today, the interest rate would be 5.75% and monthly payments would be $49,950.50.
Repayment:	Please note your first payment will be interest-only and will differ from the payment amounts stated above. Thereafter, principal and interest shall be amortized over 239 months.
Prepayment Charge:	None
Maturity Date:	240 months from the date of the loan documents with a 5-year balloon.
Commitment Fee:	$13,000 of the total commitment will be due at signing of this commitment letter and will be contributed to the total required equity injection of $3,000,322 with the remainder paid at closing.

Use and Source of Proceeds:

Use of Proceeds			
Use of Proceeds	Borrower	Loan #1 Conventional	Total
Refinance	$2,759,647	$7,098,750	$9,858,397
Appraisal - Commercial	$39,420	$0	$39,420
Environmental	$16,700	$0	$16,700
Outside Legal Fee	$15,000	$0	$15,000
Title	$23,000	$0	$23,000
Survey, UCC Searches	$40,000	$0	$40,000
Origination Fee	$70,988	$0	$70,988
Soft Costs	$35,567	$0	$35,567
Total Loan Amount	$3,000,322	$7,098,750	$10,099,072

Borrower Injection: Based on the Loan amount and the estimated total project costs, Borrower injection is currently $3,000,322. These funds must be injected prior to Loan closing. The source of Borrower's injection must be clearly identified and documented. Injection from borrowed funds are subject to additional review and must be fully disclosed to avoid closing delays.

Collateral: First Deed of Trust/Mortgage for the properties located at:

1. 112 S. 21st Street, Middlesboro, KY 40965
2. 200 N. Central Ave, Casey, IL 62420-1523
3. 30 N. Washington St, Martinsville, IL 62442
4. 209 Roane Street, Oliver Springs, TN 37840
5. 54 McFarland Drive, Tryon, NC 28782
6. 243 Water Street, Fitchburg, MA 01420
7. 763 Massachusetts Ave, Lunenburg, MA 01462
8. 123 Main Street, Westminster, MA 01473
9. 213-215 Water Street, Fitchburg, MA 01420
10. 253-257 Water Street, Fitchburg, MA 01420
11. 2330 Shawnee Drive, Charleston, IL 61920

Evidence of title and priority of lien will be based on ALTA title policy acceptable to Bank.

Jr. position lien on all business assets of Premier Funeral Management Services, LLC (PFMS), Premier Funeral Management Services III, LLC (PFMS III), Premier Funeral Management Group, LLC (PFMG), Premier Funeral Management Group II, LLC (PFMG II), Premier Funeral Management Group V, LLC (PFMG V), Premier Funeral Management Group VI, LLC (PFMG VI), Premier Funeral Management Group VII, LLC (PFMG VII).

Guarantors: Corporate guarantee of LB Merchant-1 and LB Merchant-2

Limited Guarantors: None

Appraisal Report: All real estate transactions must have an appraisal completed by a Live Oak Bank approved appraiser. The appraisal report must be addressed to Live Oak Bank and must be received,

reviewed and approved by Live Oak Bank prior to closing. The appraiser will be asked to give an "as is" value of the project real estate collateral described above. The "as is" value will represent the value of the real property in its present condition. The appraisal cannot be over 12 months old. If Loan closing is not completed within 12 months from the date of the appraisal an update will be required.

Environmental Questionnaire: An Environmental Questionnaire, completed fully by the seller (current property owner), is a requirement of approval. Upon review by the Bank, it will be determined if additional Environmental Reports on the project real estate collateral described above will be a requirement of the Loan approval.

Records Search Risk Assessment: A Records Search/Risk Assessment Analysis Environmental Report on the project real estate collateral described above will be a requirement of Loan approval. Upon review by the Bank, it will be determined if a Phase I Environmental Report on the project real estate collateral described above will be a requirement of Loan approval.

Occupancy: The borrower will occupy 100% of the subject properties.

Insurance:

Flood Insurance
If the collateral for this Loan is or will be located in a special flood hazard area determined by FEMA, a satisfactory Flood Insurance Policy, will be required prior to disbursement of the Loan.

Commercial Property Insurance
Borrower to provide Commercial Property Insurance Policy (Building Coverage) in the amount of the replacement cost of the Collateral listed above with a Mortgagee Clause in favor of Live Oak Banking Company, ISAOA (satisfactory to the Bank) prior to final disbursement of the Loan.

Business Personal Property Insurance
Borrower to provide Business Personal Property Insurance (Business Contents) in the amount of the replacement cost of the business assets collateral listed above with a Mortgagee Clause, or a Lender's Loss Payable Endorsement (a Loss Payable Endorsement equivalent to a Lender's Loss Payable may be permissible if a copy of the endorsement on the policy is received and approved by the Bank) in favor or Live Oak Banking Company, ISAOA (satisfactory to the Bank) prior to final disbursement of the Loan.

Worker's Compensation Insurance
Workers' Compensation Insurance in an amount meeting state law requirements and with an insurance company satisfactory to Live Oak Bank.

General Liability Insurance
General Liability Insurance policy in a minimum amount of $1,000,000.

Other Insurance:
Additional insurance may be required based on the collateral, location of the collateral or industry.

Disbursements: Loan will be disbursed in accordance with the Loan Agreement. Please contact your Loan Closing Specialist and/or Construction Relationship Officer to determine whether your expenditures before and after Loan closing will be eligible for payment or reimbursement. Borrower will be required to provide copies of invoices and/or cancelled checks for any reimbursement requests.

Loan proceeds used for land / building purchase will be disbursed by the Bank directly to the title company for the benefit of the seller.

Financial Reporting: Quarterly Business Statements for:

Premier Funeral Management Services, LLC (PFMS), Premier Funeral Management Services III, LLC (PFMS III), Premier Funeral Management Group, LLC (PFMG), Premier Funeral Management Group II, LLC (PFMG II), Premier Funeral Management Group V, LLC (PFMG V), Premier Funeral Management Group VI, LLC (PFMG VI), Premier Funeral Management Group VII, LLC (PFMG VII)

Annual Business Tax Returns for:
Premier Funeral Management Services, LLC (PFMS), Premier Funeral Management Services III, LLC (PFMS III), Premier Funeral Management Group, LLC (PFMG), Premier Funeral Management Group II, LLC (PFMG II), Premier Funeral Management Group V, LLC (PFMG V), Premier Funeral Management Group VI, LLC (PFMG VI), Premier Funeral Management Group VII, LLC (PFMG VII)

Financial Covenants: Covenants to be determined upon receipt of audited documents that will be related to current ratio, cash flow and Debt to EBIDTA.

Conditions: Official audit documentation

Tax Verification: Borrower to sign and date the IRS Form 4506T, Request for Copy or Transcript of Tax Form. This form authorizes Bank to verify Borrower's tax returns (IRS 1040 for sole proprietorships, 1120 or 1120s for corporations, or 1065 for partnerships) with those filed with the IRS.

If there is a discrepancy between reported income on copies of tax returns submitted to Bank with the Loan application and amount reported to IRS, or if there is no record of a return filed with IRS, Bank may share borrower's financial information with any government agency. Government agencies which may receive borrower financial information may include, but not be limited to the Small Business Administration (SBA), Internal Revenue Service (IRS), and/or other offices Of the department of Justice. By signing this Commitment letter, borrower Acknowledges and consents to the above.

Power of Attorney for UCC filings: Borrower appoints Bank its true attorney in fact to prepare, execute, file, record, or deliver financing statements, continuation statements, termination statements, statements of assignment, applications for registration, or like papers to perfect, preserve, or release Bank's interests in the collateral; cause any collateral to be transferred to Bank's name or the name of Bank's nominee; and do all things – and execute all documents in the name of Borrower or otherwise as Bank deems necessary, proper, or convenient in order to preserve, perfect, or enforce its rights in the collateral.

Material Adverse Change: Live Oak Bank's obligations and Commitment under this letter are subject to the accuracy of all information, representations, and materials submitted with or in support of the Borrower's request for the Loan and any material and inaccuracy, omission or change therein, shall, in the Bank's discretion, operate to terminate this offer and the Lender's Commitment hereunder. This Commitment letter may also be terminated by LOB upon the occurrence of any material adverse change in the financial condition, business, prospects, properties, or management of the Borrower or the occurrence of any other event as a result of which LOB believes that the prospect of the Borrower repaying its liabilities to LOB as contemplated herein may be impaired. Without limiting the generality of the foregoing, the Commitment hereunder shall immediately terminate in the event the Borrower becomes the subject of any proceeding under the United States Bankruptcy Code or any other insolvency, reorganization, liquidation, or moratorium of law.

Expenses: The Loan shall be made and administered without cost to the Bank. The Borrower's and any guarantors' acceptance of this Commitment shall constitute their unconditional agreement, jointly and

severally, whether or not the Loan closes, to pay all reasonable fees, expenses, taxes, costs and charges incurred in connection with the Loan, or in any way incident to the making of or the ongoing administration of the Loan, including, but not limited to, reasonable attorneys' fees and expenses (including fees and expenses of the Lender's counsel), appraisal fees, title searching fees, title or other insurance premiums, fees and costs for environmental tests and studies, engineer's and architect's fees, inspector's fees, surveyor's fees, recording costs, and recordation and transfer taxes. The Bank shall not pay any brokerage fees or commissions arising from the Loan, and the borrower and all guarantors agree, jointly and severally, to defend, indemnify, and hold the Bank harmless against any and all expenses, liabilities and losses (including attorneys' fees) arising from any such claims. The Borrower and each of the guarantors, jointly and severally, promise to pay to the Bank on demand all costs and expenses incurred by the Bank in connection with the enforcement of this Commitment or any of the Bank's rights hereunder or any defense of the Lender against any claim made in connection with or arising out of this Commitment, including, without limitation, all of the Bank's reasonable attorneys' fees and expenses and court costs, whether or not proceedings are brought.

This Commitment letter is addressed solely to you, it is solely for your benefit, and may not be relied upon or used by any other person or entity and may not be disclosed by you without LOB's prior written consent to any person other than your attorneys and other advisors. This Commitment letter and the Commitment evidenced herein may not be assigned by you to any other person or entity.

This Commitment letter shall be governed by the laws of the State of North Carolina. This commitment letter has been delivered to Bank and executed and accepted by Bank within the State of North Carolina and the laws of the State of North Carolina shall govern the interpretation, validity and enforceability hereof, without regard to the conflicts of law rules thereof. You agree that all actions or proceedings instituted by Bank hereunder shall be brought in a court of competent jurisdiction in New Hanover County, North Carolina or in the United States District Court for the Eastern District of North Carolina and irrevocably waive any present or future objection to venue in any such court and any present or future claim that any such court is an inconvenient forum in connection with any action or proceeding relating to this agreement.

Due to unknown variables in the Loan closing process, Bank is neither responsible nor liable for any tax implications affected by the timing of closing, including but not limited to, the status or transfer of any 26 USC Sect. 1031 like-kind exchange funds.

This credit accommodation is made available subject to the terms, conditions and provisions of comprehensive Loan documents to be executed within 90 days from Bank's credit approval dated 10/22/19 and will expire on 1/22/20. Should the Loan not close within 90 days of same approval, updated financials and an executed written re-approval from Bank to Borrower will be required, regardless of any verbal communications between the parties before or after expiration.

If the terms outlined in this Commitment letter are acceptable to you, please execute and return a copy to Live Oak Bank prior to the close of business on 10/31/2019, or the commitment will automatically expire.

Sincerely,

Jordan Swann

Jordan Swann, Live Oak Bank Underwriter

Accepted By:
Premier Funeral Management Services, LLC (PFMS) (OC – Co-Borrower);
Premier Funeral Management Services III, LLC (PFMS III) (OC – Co-Borrower);
Premier Funeral Management Group, LLC (PFMG) (OC – Co-Borrower);
Premier Funeral Management Group II, LLC (PFMG II) (OC – Co-Borrower);
Premier Funeral Management Group V, LLC (PFMG V) (OC – Co-Borrower);
Premier Funeral Management Group VI, LLC (PFMG VI) (OC – Co-Borrower); and
Premier Funeral Management Group VII, LLC (PFMG VII) (OC – Co-Borrower);

____
Name: Dennis Smith, in his position of authority

____
Date

____
Name: Michael Margolies, in his position of authority

____
Date

Guarantor Acknowledgment:
LB Merchant-1 (Corporate Guarantor);
LB Merchant-2 (Corporate Guarantor);

____
Name: Michael Margolies, in his position of authority

____
Date

Other Conditions:

(Please note that a detailed checklist will be prepared for use during the closing process by your closing specialist.)

- Employment contract for Dennis Smith to remain at the company for the length of the Loan.
- Certification from PFMG Holdings LLC that all debt has been satisfied and penalties have been waived.
- Documentation of triggering event to verify Little Banc has control of operations and has the authority to restructure debt.
- Verification of ownership at each Operating Company on a go-forward basis prior to close.
- CPA Prepared Financials in order to correctly define financial covenant thresholds (up for committee discussion).
- Little Banc (or majority investor) to downstream $7MM to PFMS balance sheet and/or individual locations.
- Covenants to be determined upon receipt of audited documents that will be related to current ratio, cash flow and Debt to EBIDTA.

CONSENT FOR MARKETING

This document concerns the disclosure of information related to the loan or other financing (the "Loan") that you applied for from Live Oak Banking Company ("Live Oak Bank"). Following the closing of the Loan, you acknowledge and agree that Live Oak Bank may, at its own option and expense, disseminate announcements, website disclosure, advertisements and/or other marketing materials (including "tombstone" announcements) describing Live Oak Bank's services in connection with the Loan or such other products or services as may be provided from time to time by Live Oak Bank to you. Such announcements, disclosure and advertisements may include, without limitation: the logo and/or other identifying marks associated with the property; the project size and/or cost; the number of rooms at the property or square footage; city and state of the property; the Loan amount; and the total amount of financing for the property.

Please sign below indicating your consent and agreeing to the disclosures described above.

Name of Loan Applicant/Business Entity: Premier Funeral Management Services, LLC (PFMS)

By: ____________________________________
Name:
Title:
Date:

Acknowledged and Agreed:
LIVE OAK BANKING COMPANY
By: ____________________________________
Name: Jordan Swann
Title: Underwriter
Date: 10/23/19

Live Oak Bank
1741 Tiburon Drive
Wilmington, NC 28403